Exhibit 10a

DESCRIPTION OF PERFORMANCE GOALS

ESTABLISHED IN CONNECTION WITH 2008-2010 CASH PERFORMANCE PLAN UNDER THE 2007 LONG-TERM INCENTIVE PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc. (“ArvinMeritor”), established a cash performance plan for the three-year performance period ending September 30, 2010, under Section 13 of the 2007 Long-Term Incentive Plan, as amended. Performance goals are based on ArvinMeritor’s return on invested capital (“ROIC”), defined to mean the sum of ArvinMeritor’s net income for the three years in the performance cycle (before cumulative effect of accounting changes, gains and losses on sale of businesses, minority interest, tax-effected interest expense and tax effected restructuring expense) divided by the sum of the average invested capital (total debt, including preferred capital securities, minority interests and shareowners’ equity), for the three fiscal years in the performance period.

The Compensation Committee also established target awards, stated as dollar amounts, for each participant. Participants can earn from 0% to 200% of his target award, based on actual ROIC against specified levels. Payouts are also multiplied by the percentage change in the price of ArvinMeritor common stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. The following chart summarizes the potential payouts at different levels of performance:

Performance Level	ROIC	Percentage of Target Award Earned and Paid Out	Range of Possible Percentages Earned After Giving Effect to Stock Price Multiplier
Threshold for Payout	8.0%	25%	12.5 – 50%
Target Payout	10.5%	100%	50 – 200%
Maximum Payout	13.0%	200%	100 – 400%